Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT EXTENDS EXCLUSIVE DISTRIBUTION AGREEMENT

WITH JEROME STEVENS PHARMACEUTICALS

Philadelphia, PA — August 19, 2013 — Lannett Company, Inc. (NYSE MKT: LCI), a manufacturer of generic pharmaceuticals, today announced that it has extended its contract with Jerome Stevens Pharmaceuticals, Inc. (JSP) to be the exclusive distributor in the United States of three JSP products: Butalbital, Aspirin, Caffeine with Codeine Phosphate Capsules USP, Digoxin Tablets USP and Levothyroxine Sodium Tablets USP.  The new agreement extends for five years the contract that was due to expire in March 2014.  In addition, the parties have agreed to discuss a mutual extension to renew this agreement for an additional five years continuing through March 2024.

“Our distribution agreement with JSP has been highly successful and mutually rewarding,” said Arthur Bedrosian, Chief Executive Officer.  “Since signing the initial contract nearly 10 years ago, the three products covered under the agreement have combined to contribute nearly $250 million to our gross profit, and our purchases of the products from JSP have far exceeded our initial targets.  We look forward to continuing to bring these important medications to patients and are very pleased to continue our strong working relationship with JSP.”

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, the extension of the distribution agreement with Jerome Stevens Pharmaceuticals, Inc., and future sales of the products covered under that agreement, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

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